Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt	Jenn Wing
		Investor Relations	Media Relations
		303-220-0100	303-220-0100
		deisenbrandt@ciber.com	jwing@ciber.com

CIBER ADDS TWO INDEPENDENT DIRECTORS

GREENWOOD VILLAGE, Colo. – February 24, 2005 – CIBER, Inc. (NYSE: CBR) today announced that it has added two independent directors to its Board of Directors, bringing the total to seven.

Paul Jacobs, Esq., the senior and founding member of Jacobs Chase Frick Kleinkopf & Kelley LLC, is an experienced lawyer with an extensive background in real estate, business and sports law.  Jacobs, 64, is a 1968 graduate of the University of Denver Sturm College of Law and has practiced in the Denver area since graduation.  He is currently a director of the American Jewish Committee and the Colorado Sports Hall of Fame.

Jim Wetherbe, 56, has a multi-faceted background in business and academia and is a noted author and speaker on management and information technology.  He is currently the Stevenson Chair of Information Technology at Texas Tech University.  Previously he directed research centers and served on the faculty at the Universities of Minnesota, Memphis and Houston.  He has worked the industry as a CIO, consultant and account manager for Houston Oil, CSC/Index and NCR.  He has served on the board of Best Buy since 1993.

“We are honored these gentleman have agreed to join our Board.  We believe their backgrounds can be very helpful as we approach and cross the $1 billion revenue level in the computer services industry,” said Bob Stevenson, CIBER’s Chairman.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company’s consultants now serve client businesses from over 60 U.S. offices, 22 European offices and three offices in Asia.  With offices in 17 countries, annualized revenue run rate of approximately $950 million and approximately 8,000 employees, CIBER’s IT specialists continuously build and upgrade our clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index.  CIBER, ALWAYS ABLE.

(MORE)

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2004.  All rights reserved.

###